                                                                    Exhibit 99.9

                                   [Letterhead]



                                                  April 29, 1999

Cort Business Services Corporation
4401 Fair Lakes Court
Fairfax, Virginia 22033

Ladies and Gentlemen:

                  We are issuing this opinion letter in our capacity as special legal counsel to Citicorp Venture Capital, Ltd., a New York corporation ("CVC") in response to your request in connection with CVC's notice of conversion of 4,350,411 shares of Class B Common Stock, par value $0.01 per share ("Class B Common") of Cort Business Services Corporation, a Delaware corporation ("you" or "Cort"), into a like number of shares of Common Stock, par value $0.01 per share ("Common Stock"), of Cort (the "Conversion") pursuant to that certain letter to you from CVC dated April 29, 1999 (the "CVC Conversion Notice"). Such Conversion is permitted under Article 4, Section 2 of the Restated Certificate of Incorporation of Cort Business Services Corporation (the "Charter").

                  CVC is a Small Business Investment Company ("SBIC") licensed by the Small Business Administration (the "SBA"). As an SBIC, CVC is subject to the Small Business Investment Act of 1958, as amended, and the regulations issued by the SBA thereunder (the "SBA REGULATIONS"). An SBIC is permitted to "control" a Small Business under limited circumstances and only if the SBIC files a control certification with the SBA under which it will relinquish such control within 5 years. See 13 C.F.R. Section 107.865. Control is generally presumed to exist if the SBIC, its "Associates" (as defined in Section 107.50), and other SBICs hold in the aggregate (whether or not the SBICs are acting in concert) 20% or more of the outstanding voting securities in a Small Business with 50 or more shareholders and no other party holds the largest block (Section 107.865(b)) or otherwise controls a majority of the Small Business' board of directors. An SBIC is permitted to assume "temporary [c]ontrol" of a Small Business "where reasonably necessary for the protection of [the SBIC's] existing investment." See 13 C.F.R. Section 107.865(d)(1). According to the SBA, temporary control is generally permitted where the SBIC perceives and seeks to protect its investment against "a clearly identifiable risk of financial loss." See 61 Fed. Reg. No. 21 at 3186.

                  In connection with the Conversion, we understand that (i) the Common Stock is the only outstanding class of capital stock of Cort entitled to vote, (ii) more than 50 persons currently hold Common Stock, (iii) the board of directors of Cort consists of seven (7) members, of which

Cort Business Services Corporation
April 29, 1999
Page 2


only two members are "Affiliates" or "Associates" (each as defined in as defined in Section 107.50) of CVC, (iv) immediately prior to the Conversion, CVC holds 1,428,107 shares of Common Stock, representing less than 20% of the outstanding Common Stock, and (v) after giving effect to the Conversion, CVC would hold 5,778,518 shares of Common Stock, representing approximately 44% of the outstanding Common Stock.

                  In preparing this letter, we advise you that the SBA Regulations are subject to varying interpretations as there is often no written authority which specifically or conclusively addresses a given set of facts and circumstances. There is no written authority controlling whether the Conversion is permitted under the SBA Regulations.

                  Based upon the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the opinion that CVC should not be prohibited under the SBA Regulations from holding the total number of shares of Common Stock it would hold after giving effect to the Conversion.

                  In preparing this letter we have relied without any independent verification upon (i) factual information provided to us by CVC, and
(ii) factual information we have obtained from such other sources as we have deemed reasonable, and we have reviewed copies of the Charter, your by-laws and the CVC Conversion Notice (together with such documents, certificates or instruments with respect to the information referred to in clauses (i) and (ii) above, the "Documents"). We have assumed without investigation that the signatures of persons signing each Document in connection with which this opinion is rendered are genuine and authorized, (b) all of the Documents submitted to us as originals, duplicate originals or copies are authentic or conform to authentic original documents, (c) each of the Documents is a valid, binding and enforceable oligation of the parties thereto, (d) there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter, and (e) the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

                  While we have not conducted any independent investigation to determine facts upon which our opinion is based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in

Cort Business Services Corporation
April 29, 1999
Page 3


this letter is wrong. The term "actual knowledge" whenever it is used in this letter with respect to our firm means conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis lawyers who have had significant involvement with the Conversion (herein called "OUR DESIGNATED TRANSACTION LAWYERS"): Kirk A. Radke, Geoffrey W. Levin and Armand A. Della Monica

                  Our advice on every legal issue addressed in this letter is based exclusively on such federal law of the United States which, in each case, is in our experience normally applicable to SBICs and normally applicable to transactions of the type contemplated by the Conversion (collectively, the "APPLICABLE LAWS") (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue to which CVC may be subject as a result of its legal or regulatory status (other than SBA Regulations), or its involvement in any transactions other than the Conversion.

                  Our advice on each legal issue addressed in this letter represents our opinion as to how that issue should be resolved were it to be considered by the SBA or such other authority having jurisdiction over the laws upon which our opinion is based. The manner in which any particular issue would be treated in any actual court or regulatory proceeding would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

                  This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our advice contained herein, or for any other reason. Any term defined in this letter has that defined meaning wherever it is used in this letter.

                  You may rely upon this letter only for the purpose served by the provision in the Charter cited in the initial paragraph of this letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for

Cort Business Services Corporation
April 29, 1999
Page 4

any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

                                                       Sincerely,

                                                       /s/ Kirkland & Ellis
                                                       ---------------------
                                                       KIRKLAND & ELLIS